ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   Exhibit 11.1

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                        2003         2002
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BASIC EARNINGS PER SHARE:
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Net Income ...........................................   $   61,000   $  119,000
                                                         ==========   ==========

Weighted Average Shares Outstanding ..................    3,819,763    3,856,904
                                                         ==========   ==========

Basic Earnings Per Share .............................         $.02         $.03
                                                               ====         ====

DILUTED EARNINGS PER SHARE:
---------------------------

Net Income ...........................................   $   61,000   $  119,000
                                                         ==========   ==========

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding ................    3,819,763    3,856,904
  Dilutive shares ....................................           99       21,543
                                                         ----------   ----------
                                                          3,819,862    3,878,447
                                                         ==========   ==========

Diluted Earnings Per Share ...........................         $.02         $.03
                                                               ====         ====